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EXHIBIT 21.1
LIST OF SUBSIDIARIES

Shadows Bend Court, Inc., a Louisiana corporation, is a wholly owned subsidiary of the Company

Diamond Holding, L.L.C., a Louisiana limited liability company, is a wholly owned subsidiary of Shadows Bend Court, Inc., a subsidiary of the Company